Exhibit 99.2

RULES OF THE ROYAL BANK OF SCOTLAND GROUP PLC

RESTRICTED SHARE PLAN

As adopted by the Remuneration Committee

with effect from December 2003

and amended by the Remuneration Committee on

27 July 2006 (with effect from 1 October 2006), December 2007 and 20 February 2008

1 April 2004

RULES OF THE ROYAL BANK OF SCOTLAND GROUP PLC

RESTRICTED SHARE PLAN

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless otherwise specified, in these Rules:

	“Award”	means an award made pursuant to these Rules and includes (as the case may be) a Conditional Share Award and a Restricted Share Award

	“Award Date”	means the date the Committee makes an Award

	“Board”	means the board of directors of the Company from time to time

	“Committee”	means

(i) the Remuneration Committee of the Board, or

(ii) any person or persons whom the Remuneration Committee may authorise to fulfil their role under the Plan and to whom they delegate the administration of and responsibility for the Plan

	“Company”	means The Royal Bank of Scotland Group plc (registered in Scotland with number 45551)

	“Conditional Share Award”	means a conditional right to acquire Shares at nil cost

	“Conditional Shares”	means Shares comprised in a Conditional Share Award

	“Control”	has the meaning given by Section 840 of the Income and Corporation Taxes Act 1988

	“Dealing Day”	means any day on which the London Stock Exchange is open for the transaction of business

1

“Eligible Employee”

means any person who at the Award Date is an employee or former employee of a Group Company but excluding any person who is a main board director of the Company or a member of the Group Executive Management Committee of the Company

“Grant Period”	means any time when the Committee is not restricted from making Awards by reason of primary or secondary legislation, regulation, government directive or the Model Code

“Group Company”	means the Company or the Company’s holding company (within the meaning of Section 736 of the Companies Act 1985) or a Subsidiary of the Company or the Company’s holding company

“Initial Value”	means, in relation to an Award, a notional sum which represents the maximum aggregate Market Value as at the Award Date of Shares comprised in the Award

“London Stock Exchange”	means the London Stock Exchange plc (or any successor body carrying on the business of the London Stock Exchange plc)

“Market Value”	means in relation to a Share on any day its middle market quotation (as derived from the Official List) at the close of business on the immediately preceding Dealing Day

“Model Code”

means the Code adopted by the Company which contains provisions similar in effect to the provisions of the Model Code on directors’ dealings in securities issued by the UK Listing Authority from time to time

“Official List”	means the Daily Official List of the London Stock Exchange

“Original Vesting Period”

means, in relation to an Award, the number of months (and rounding up to the nearest whole month) from the Award Date to the date when it was expected that a Participant would either become entitled to Conditional Shares or his Restricted Shares would cease to be subject to forfeiture under the Rules (as appropriate) as specified at the Award Date and disregarding the effect of Rule 7, Rule 8 and Rule 9

“Participant”	means any Eligible Employee to whom an Award has been made or (where the context so permits) his executors or personal representatives

“Performance Condition”	means in relation to an Award, such target level of performance by the Participant or a Group Company or other condition as the Committee shall determine

“Plan”	means The Royal Bank of Scotland Group plc Restricted Share Plan as constituted by the Rules

“Plan Trustees”

means the trustee or trustees of The Royal Bank of Scotland Group plc 2001 Employee Share Trust (or such other trustee or trustees of an employee benefit trust established for the benefit of all or substantially all of the Eligible Employees as the Board may appoint as the Plan Trustees)

“Restricted Period”	means in relation to a Restricted Share Award the period commencing on the Award Date and ending on the earlier of

(i) where Rule 7.1 applies and the Committee does not determine otherwise, the date specified therein;

(ii) where Rule 7.2 applies and the Committee does determine otherwise, the date specified by the Board;

(iii) where Rule 9.1 applies and the Committee does not determine otherwise, the date specified therein; and

(iv) the date specified in the Performance Condition at the Award Date

“Restricted Share Award”	means a right to acquire Restricted Shares at nil cost

“Restricted Shares”	means Shares comprised in a Restricted Share Award

“Rules”	means these rules as amended from time to time

“Secondary Contributor”	the Company and any other company which is a “secondary contributor” in respect of Class 1 national insurance contributions payable in respect of an Award

“Share”	means a fully paid ordinary Share in the capital of the Company

“Subsidiary”	means a company defined by Section 736 of the Companies Act 1985

“UK Listing Authority”	means the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

1.2           In these Rules, unless otherwise specified:

1.2.1        references to any statutory provision are references to that statutory provision and to any subordinate legislation made under that statutory provision as amended, extended or re-enacted from time to time;

1.2.2        use of the singular includes the plural and vice versa and use of any gender includes the other gender;

1.2.3        the headings are for convenience only and shall be ignored in construing these Rules;

1.2.4        the Interpretation Act 1978 shall apply to these Rules as if they were an Act of Parliament.

2.             GRANT OF AWARDS

2.1           Awards shall be made to such Eligible Employees as the Committee shall in its absolute discretion determine.

2.2           Awards may only be made pursuant to Rule 2.1 during a Grant Period.

2.3           The Committee shall in its absolute discretion determine the number of Shares comprised in an Award.

2.4           An Award shall be subject to such Performance Condition as the Committee shall in its absolute discretion determine. Such Performance Condition shall be objective and specified at the Award Date, and shall not be waived or changed by the Committee unless (i) in accordance with its terms or (ii) where events happen which cause the Committee reasonably to consider that

2.4.1        the changed Performance Condition would be a fairer measure of performance and would not be substantially more or less difficult to satisfy than the Performance Condition as originally imposed; or

2.4.2        the existing Performance Condition should be waived (in whole or in part).

2.5           No Performance Condition imposed by the Committee pursuant to Rule 2.4 shall be capable of applying over a period in excess of five years.

2.6           As soon as reasonably practicable after the grant of an Award, the Committee shall notify the Award to the Eligible Employee, such notification to be in such form as the Committee may determine from time to time.

2.7           Neither an Award nor any rights in respect of it may be transferred, assigned or otherwise disposed of by a Participant to any other person without the Board’s prior consent except that, on the death of a Participant, an Award may be transmitted to his executors or personal representatives.

2.8           A Participant may surrender all or part of his Award by notice in writing to the Secretary of the Company within 30 days of the Award Date, in which event the Award shall, to the extent surrendered, be deemed never to have been made. No consideration shall be payable in respect of the surrender.

3.             LIMIT ON VALUE OF AN AWARD

3.1           The Initial Value in relation to an Award shall not exceed an amount equal to four times the Salary of the Eligible Employee to whom the Award is made.

3.2           For the purposes of this Rule, “Salary” in relation to an Eligible Employee means the annual rate of salary (excluding any bonus, company pension contributions and benefits in kind) as at the Award Date, being salary to which he is then entitled in relation to the office or employment by virtue of which he is eligible to participate in the Plan.

4.             FORM OF AWARD

The Committee shall, in its absolute discretion, determine at the Award Date whether an Award shall take the form of a Conditional Share Award or a Restricted Share Award and shall notify the Participant accordingly.

5.             CONDITIONAL SHARE AWARDS

5.1           Where the Committee has determined pursuant to Rule 4 that the Award shall take the form of a Conditional Share Award, the Company shall procure that the Plan Trustees shall as soon as reasonably practicable after the Award Date purchase the number of Shares comprised in the Conditional Share Award.

5.2           Subject to Rule 5.5, Rule 7 and Rule 9, a Participant shall not be entitled to any Conditional Shares unless and until the Performance Condition is satisfied.

5.3           A Participant shall have no rights of membership (beneficial or otherwise) in respect of Conditional Shares unless and until the Participant becomes entitled to Conditional Shares in accordance with Rule 5.2, Rule 5.5, Rule 7 or Rule 9.

5.4           Subject to Rule 5.6, as soon as is reasonably practicable after a Participant becomes entitled to receive any Conditional Shares in accordance with Rule 5.2, Rule 5.5, Rule 7 or Rule 9 the Plan Trustees shall transfer the Conditional Shares to the Participant or such other person as the Participant may nominate in writing to the Plan Trustees.

5.5           Regardless of any other Rule, a Participant shall not be entitled to any Conditional Shares unless and until such entitlement and the subsequent transfer of any Conditional Shares is lawful in all relevant jurisdictions and in compliance with any relevant legislation, regulation, government directive and the Model Code.

5.6           On a Participant becoming entitled to receive Conditional Shares in accordance with Rule 5.2, Rule 5.5, Rule 7 or Rule 9, the Committee may at its discretion elect to satisfy the Conditional Share Award in cash rather than by way of a transfer of Shares pursuant to Rule 5.4, in which event (i) the Committee shall procure that an amount equal to the aggregate Market Value of the Conditional Shares, as at the date the Participant becomes entitled to the Conditional Shares, is paid to the Participant and (ii) Rule 5.4 shall not apply.

6.             RESTRICTED SHARE AWARDS

6.1           Where the Committee has determined pursuant to Rule 4 that the Award shall take the form of a Restricted Share Award, the Company shall procure that the Plan Trustees shall as soon as reasonably practicable after the Award Date purchase on behalf of the Participant the number of shares comprised in the Restricted Share Award.

6.2           The Restricted Shares shall be registered in the name of the Plan Trustees who shall retain custody of the share certificates or other acknowledgement of shareholding throughout the Restricted Period.

6.3           The Participant shall:

6.3.1        permit his Restricted Shares to remain in the hands of the Plan Trustees throughout the Restricted Period;

6.3.2        not assign, charge or otherwise dispose of his beneficial interest in the Restricted Shares during the Restricted Period;

6.3.3        be entitled to direct the Plan Trustees in relation to the exercise of any voting rights attaching to the Restricted Shares.

6.4           The Plan Trustees shall:

6.4.1        not during the Restricted Period dispose of any of the Restricted Shares except in accordance with a direction in writing from the Participant;

6.4.2        pay over to the Participant any dividends or other money or monies worth received by the Plan Trustees in respect of, or by reference to, any of the Restricted Shares other than monies worth consisting of shares acquired by the Plan Trustees in consequence of a corporate re-organisation (as mentioned in Section 126 of the Taxation of Chargeable Gains Act 1992) and shall deal only pursuant to a direction given by the Participant with any right conferred in respect of any of the Restricted Shares to be allotted other shares, securities or rights of any description.

6.5           Subject to Rule 6.6, Rule 6.7, Rule 7.6 and Rule 9.5 and in compliance with any relevant legislation, regulation, government directive and the Model Code, at the end of the Restricted Period the Plan Trustees shall transfer the Restricted Shares to the Participant or such other person as the Participant may nominate in writing to the Plan Trustees.

6.6           Subject to Rule 7 and Rule 9, a Participant shall forfeit and shall cease to be entitled to any Restricted Shares if the Performance Condition is not satisfied.

6.7           On Restricted Shares ceasing to be subject to forfeiture pursuant to the Rules, a Participant shall, if the Committee in its discretion so determines, accept an amount of cash equal to the aggregate Market Value of the Restricted Shares, as at the date the Restricted Shares cease to be subject to forfeiture, in satisfaction of the Restricted Share Award (in which case the Restricted Shares shall not be transferred to the Participant pursuant to Rule 6.5).

7.             TERMINATION OF EMPLOYMENT

7.1           If a Participant ceases to hold an office or employment with a Group Company in one of the following circumstances:

7.1.1        death;

7.1.2        ill health, injury, disability;

7.1.3        redundancy within the meaning of the Employment Rights Act 1996;

7.1.4        retirement;

7.1.5        the company which employs him ceasing to be under the Control of the Company or such company ceasing to be a Group Company; or

7.1.6        the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither under the Control of the Company nor a Group Company,

(i) the condition imposed pursuant to Rule 5.2 shall cease to apply at the date of cessation and the Participant shall, subject to Rule 5.5, immediately be entitled to Conditional Shares but subject, in the case of any Conditional Share Award granted after 11 December 2007, to the basis set out in Rule 7.5 or (ii) in the case of a Restricted Share Award, the Restricted Shares shall immediately cease, at the date of cessation, to be subject to forfeiture pursuant to Rule 6.6 but subject, in the case of a Restricted Share Award granted after 11 December 2007, to the basis set out in Rule 7.6 unless and to the extent that the Committee determines otherwise.

7.2           If a Participant ceases to hold an office or employment with a Group Company for any reason other than those specified in Rule 7.1 his participation in the Plan shall terminate and any Awards shall lapse, unless the Committee in its absolute discretion determines otherwise within three months of the date of cessation. If the Committee decides that a Participant’s participation in the Plan shall continue and that any Award shall not so lapse, the Committee shall specify the terms of his continued participation, including the number of Shares comprised in any Award, and whether the Award is subject to any conditions.

7.3           For the purposes of this Rule 7 and Rule 8 below, a Participant shall not be treated as ceasing to hold an office or employment with a Group Company until he has ceased to hold office or employment with all Group Companies.

7.4           If the Participant’s employment with any Group Company terminates, other than by reason of any of the circumstances set out in Rule 7.1, after the condition imposed pursuant to Rule 5.2 has been satisfied or the Shares have ceased to be subject to forfeiture pursuant to Rule 6.6, or Rules 5.2 and 6.6 have ceased to apply pursuant to Rules 7 or 9, but before any Shares comprised in the Award have been transferred to him pursuant to the Rules, the Participant shall forfeit and shall not be entitled to any Shares to which he would otherwise be entitled and no Shares shall be transferred to him unless the Board in its absolute discretion determines otherwise.

7.5           For any Conditional Share Award granted after 11 December 2007, the number of Conditional Shares to which a Participant shall be entitled under Rule 7.1 shall be determined by applying a pro rata reduction to the number of Conditional Shares subject to the Conditional Share Award based on the number of months during the period of time after the Award Date and ending on the date of cessation (and rounding up to the nearest whole month) relative to the Original Vesting Period unless the Committee, acting fairly and reasonably, decides that such reduction in the number of Conditional Shares is inappropriate in any particular case when it shall increase the number of Conditional Shares in respect of which a Participant is entitled to such higher number as it decides provided that number does not exceed the total number of Conditional Shares subject to the Conditional Share Award.

7.6           For any Restricted Share Award granted after 11 December 2007, the number of Restricted Shares which shall cease to be subject to forfeiture under Rule 7.1 shall be determined by applying a pro rata reduction to the number of Restricted Shares subject to the Restricted Share Award based on the number of months during the period of time after the Award Date and ending on the date of cessation (and rounding up to the nearest whole month) relative to the Original Vesting Period unless the Committee, acting fairly and reasonably, decides that such reduction in the number of Restricted Shares is inappropriate in any particular case when it shall increase the number of Restricted Shares which shall cease to be subject to forfeiture to such higher number as it decides provided that number does not exceed the total number of Restricted Shares subject to the Restricted Share Award.

8.             LAPSE OF AWARDS

8.1           An Award shall lapse on the earliest to occur of:

8.1.1        the Participant ceasing to hold an office or employment or giving or being given notice to terminate employment with a Group Company in any circumstances except where:

8.1.1.1        Rule 7.1 applies and the Committee has not determined otherwise; or

8.1.1.2        the Committee has exercised its discretion pursuant to Rule 7.2; or

8.1.1.3        such cessation occurs during any of the periods specified in Rule 9 other than by reason of an act or omission of the Participant entitling his employer to terminate without notice his office or employment or the Participant giving notice to terminate;

8.1.2        the Participant being deprived of the legal or beneficial ownership of the Award by operation of law or being declared bankrupt, unless the Committee in its absolute discretion determines otherwise; and

8.1.3        the Participant purporting to transfer or dispose of his Award or any rights in respect of it other than as permitted under Rule 2.7.

8.2           An Award shall lapse to the extent that a Participant does not become entitled to Conditional Shares under Rule 7.5 or Rule 9.4 or to the extent his Restricted Shares do not cease to be subject to forfeiture under Rule 7.6 or Rule 9.5.

9.             TAKEOVER, RECONSTRUCTION AND WINDING UP

9.1           If:

9.1.1        subject to Rule 9.1.2, any person obtains Control of the Company as a result of making a general offer to acquire

(i)            the whole of the issued ordinary share capital of the Company which is made on condition such that if it is satisfied the person making the offer will have Control of the Company, or

(ii)           all the shares in the Company which are of the same class as the Shares,

(in either case disregarding any Shares already owned by it or by any company associated with it); or

9.1.2        any person becomes bound or entitled to acquire Shares under sections 428 to 430F of the Companies Act 1985; or

9.1.3        under section 425 of the Companies Act 1985 it is proposed that the Court sanctions a compromise or arrangement for the purposes of or in connection with the reconstruction of the Company or its amalgamation with any other company or companies; or

9.1.4        notice is duly given of a resolution for the voluntary winding-up of the Company,

the conditions imposed pursuant to Rules 5.2 and 6.6 shall cease to apply on the following dates unless the Committee in its absolute discretion determines otherwise

(i)             where Rule 9.1.1 applies, the date on which the person making the offer obtains Control of the Company and any condition subject to which the offer is made has been satisfied;

(ii)            where Rule 9.1.2 applies, the date on which the person becomes so bound or entitled;

(iii)           where Rule 9.1.3 applies, the date of such compromise or arrangement being sanctioned by the Court and becoming effective; and

(iv)          where Rule 9.1.4 applies, on the date the resolution is passed.

9.2           For the purposes of Rule 9.1, a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Takeovers and Mergers) with him have together obtained Control of it.

9.3           If Rule 9.1 applies:

9.3.1        a Participant shall, subject to Rule 5.5, immediately be entitled to any Conditional Shares but subject, in the case of any Conditional Share Award granted after 11 December 2007, to the basis set out in Rule 9.4, and

9.3.2        in the case of a Restricted Share Award, the Restricted Shares shall immediately cease to be subject to forfeiture pursuant to Rule 6.6 but subject, in the case of any Restricted Share Award granted after 11 December 2007, to the basis set out in Rule 9.5.

9.4           For any Conditional Share Award granted after 11 December 2007, the number of Conditional Shares to which a Participant shall be entitled if Rule 9.1 applies (and the Committee does not exercise its discretion under that Rule) shall be determined by applying a pro rata reduction to the number of Conditional Shares subject to the Conditional Share Award based on the number of months during the period of time after the Award Date and ending on the relevant date in Rule 9.1 (and rounding up to the nearest whole month) relative to the Original Vesting Period unless the Committee, acting fairly and reasonably, decides that such reduction in the number of Conditional Shares is inappropriate in any particular case when it shall increase the number of Conditional Shares in respect of which a Participant is entitled to such higher number as it decides provided that number does not exceed the total number of Conditional Shares subject to the Conditional Share Award.

9.5           For any Restricted Share Award granted after 11 December 2007, the number of Restricted Shares which shall cease to be subject to forfeiture if Rule 9.1 applies (and the Committee does not exercise its discretion under that Rule) shall be determined by applying a pro rata reduction to the number of Restricted Shares subject to the Restricted Share Award based on the number of months during the period of time after the Award Date and ending on the relevant date in Rule 9.1 (and rounding up to the nearest whole month) relative to the Original Vesting Period unless the Committee, acting fairly and reasonably, decides that such reduction in the number of Restricted Shares is inappropriate in any particular case when it shall increase the number of Restricted Shares which shall cease to be subject to forfeiture to such higher number as it decides provided that number does not exceed the total number of Restricted Shares subject to the Restricted Share Award.

10.           TAX LIABILITY

10.1         All taxation which may become payable by a Participant or his executors or personal representatives in respect of or as a result of an Award shall be the liability of the Participant or that of his executors or personal representatives and not that of any Group Company or the Plan Trustees.

10.2         A Participant shall pay to and indemnify and keep indemnified all Group Companies and the Plan Trustees from and against the full amount of any and all liability to pay as you earn income tax, employee national insurance contributions and other liabilities which are attributable to an Award and which are primarily the liability of the Participant but which a Group Company or the Plan Trustees is or may become liable to pay or discharge.

10.3         A Participant shall, if so required by the Committee, join with the Secondary Contributor in making an election (in such terms and such form and subject to such approval by the Inland Revenue as provided in paragraphs 3A and 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) for the whole of any liability of the Secondary Contributor to employers national insurance contributions to be transferred to the Participant.

10.4         No Shares or cash (as the case may be) shall be transferred to a Participant pursuant to the Rules at any time unless and until the Participant has entered into such arrangements which are satisfactory in all respects to the relevant Group Company or the Plan Trustees to enable the Group Company or the Plan Trustees to recover from the Participant any and all amounts of income tax, employee national insurance contributions, social security payments, employers national insurance contributions (where appropriate) and any other taxation or other liabilities which any Group Company or the Plan Trustees is or may become liable to discharge in respect of or as a result of the Award.

11.           ADJUSTMENTS TO AWARDS

11.1         The number of Shares comprised in an Award shall be adjusted in such manner as the Committee shall determine following any capitalisation issue, any offer or invitation made by way of rights, subdivision, consolidation, reduction or other variation in the share capital of the Company which in the reasonable opinion of the Committee justifies such an adjustment.

11.2         The Committee may take such steps as it considers necessary to notify Participants of any adjustment made pursuant to this Rule 11.

12.           ADMINISTRATION

12.1         The Committee shall administer the Plan. The Committee shall have full authority, consistent with the Plan, to interpret and construe any provision of the Rules and to adopt such policies or regulations for administering the Plan as it may deem necessary or appropriate. The Committee’s decision on any matter shall be final and binding on all parties.

12.2         Any notice or other communication given in connection with the Plan may be given by personal delivery or by sending the same by electronic means or by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is an officer or employee of a Group Company either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by post it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means when the sender receives an electronic confirmation of delivery or if not available 24 hours after sending of the notice.

12.3         The Company may send to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

12.4         If any notification of an Award is worn out, defaced or lost, it may be replaced on such evidence being provided as the Committee may require.

12.5         The Company may require any Group Company to enter into such agreement or agreements to require such Group Company to reimburse the Company for any amounts paid by the Company in connection with the Plan directly or indirectly in respect of such Group Company’s employees.

12.6         For the avoidance of doubt the Plan Trustees shall only acquire existing issued Shares for the purposes of the Plan.

13.           AMENDMENTS

13.1         Subject to Rule 13.2 the Committee may at any time alter or add to all or any of the Rules of the Plan in any respect (but only with the prior consent of the Plan Trustees if there are subsisting Awards which they have agreed to satisfy and which will be affected by the alteration or addition).

13.2         No alteration or addition shall be made pursuant to Rule 13.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made with the prior consent in writing of the Participant.

13.3         As soon as reasonably practicable, the Committee shall give notice of any alteration or addition made pursuant to Rule 13.1 to any Participant materially affected by such alteration or addition.

13.4         No alteration or addition pursuant to Rule 13.1 shall require the consent of any person unless expressly provided for in these Rules.

14.           GENERAL

14.1         The Plan shall terminate upon the tenth anniversary of its adoption by the Company or at an earlier time by the passing of a resolution by the Committee. Termination of the Plan will be without prejudice to the subsisting rights of Participants.

14.2         Nothing in the Rules, nor in any instrument executed pursuant to them, shall confer on any person any right to continue in employment, nor will it affect the right of any Group Company to terminate the employment of any person without liability at any time with or without cause, nor will it impose upon the Committee or any other person any duty or liability whatsoever (whether in contract, delict or otherwise howsoever) in connection with:

14.2.1      the lapse of any Award pursuant to the Rules;

14.2.2      the failure or refusal to exercise any discretion under the Rules; and/or

14.2.3      any Participant ceasing to hold office or employment for any reason whatsoever.

14.3         Awards shall not (except as may be required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes. Participation in the Plan by a Participant will not form part of his contract of employment with any Group Company and is not pensionable.

14.4         Any person who ceases to be an officer or employee with any Group Company as a result of the termination of his employment for any reason and howsoever that termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss or alteration of any rights, benefits or expectations in relation to any Award, the Plan or any instrument executed pursuant to the Rules.

14.5         Any Shares acquired by a Participant pursuant to the Rules are subject to the constitution of the Company as amended from time to time.

14.6         These Rules shall be governed by and construed in accordance with the laws of Scotland. Any person referred to in these Rules submits to the exclusive jurisdiction of the Scottish courts.

APPPENDIX: SPECIAL PROVISIONS FOR U.S TAXPAYERS

1.             INTERACTION WITH THE PLAN

This Appendix was adopted by the Committee and became effective on 20 February 2008.

The provisions in this Appendix apply only to those persons who are subject to U.S. Federal Income Tax at the relevant time (a “U.S. Taxpayer”).

This Appendix modifies the Rules of the Plan for Participants who are U.S. Taxpayers and where there is any conflict between the Rules and the terms of this Appendix, the terms of this Appendix shall prevail.

2.	DEFINITIONS

In this Appendix:

	“Change of Control”	means a change in the ownership or effective control of the Company as defined in s409A;

	“Separation from Service”	means a Participant ceasing to hold employment with a Group Company in circumstances which are consistent with the meaning of “separation from service” as defined in s409A;

	“Specified Employee”	means a “Specified Employee” as defined in s409A (broadly, a Participant who is a top 50 earner of the group determined in accordance with s409A);

	“s409A”	means Section 409A of the U.S. Internal Revenue Code 1986 and the regulations and guidance issued under it from time to time.

Words and expressions defined in the Rules shall have the same meaning in this Appendix.

Words in italics and headings are for guidance only and do not form part of the Appendix or Rules.

3.             TIMING OF PAYMENT

Subject to paragraph 4.2 below, any transfer of Shares or the payment of any cash pursuant to the Rules to a US Taxpayer shall occur within 45 days of the day when the entitlement to such Shares or cash arises.

4.             SEPARATION FROM SERVICE

4.1           A Participant who is a U.S. Taxpayer shall only become entitled to any Conditional Shares that constitute “deferred compensation” within the meaning of s409A (after taking into account all applicable exemptions) pursuant to Rule 7.1 or 7.2 if his ceasing to hold an office or employment with a Group Company constitutes a Separation from Service.

4.2           If a Participant becomes entitled to any Conditional Shares (but for the operation of this provision) that constitute “deferred compensation” within the meaning of s409A (after taking into account all applicable exemptions) pursuant to Rule 7.1 or 7.2 as a result of his Separation from Service at a time when he is both a U.S. Taxpayer and a Specified Employee then his entitlement to such Conditional Shares shall be deferred for a period of six months and one day following his Separation from Service.

5.             TAKEOVER, RECONSTRUCTION AND WINDING-UP

Rule 9 shall only apply to Awards held by a Participant who is a U.S. Taxpayer if the event specified in Rule 9.1 constitutes a Change of Control of the Company.